EXHIBIT 99.1



For Immediate Release                   For additional information contact:
                                        J.W. Roth, AspenBio, Inc. (303) 794-2000


                            AspenBio, Inc. Announces
                            ------------------------
                       Bovine Pregnancy Test Developments
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Castle Rock, CO, June 6, 2003/PR News - AspenBio,  Inc. (OTCBB:  APNB) announced today developments regarding its bovine pregnancy test. AspenBio has entered into a development and distribution agreement with Merial Limited granting Merial worldwide marketing rights to the bovine pregnancy test. Merial is scheduled to make development payments to AspenBio as certain milestones are satisfied in the development of the test. Merial is currently reviewing with AspenBio preliminary data from a large-scale field trial in U.S. dairy herds.

The field trial results have not been fully analyzed and additional test modifications are ongoing. However, AspenBio believes improvements to the test need to be made. Accordingly, AspenBio expects the test will not be launched by October 2003 and that receipt of the second development payment of $700,000 from Merial also will be delayed. Such payment could be reduced or eliminated if Merial is not satisfied with the test results or the product.

"Merial believes that this unique product has great potential for increasing reproductive performance efficiencies for dairy and beef producers. Although we are disappointed with the delay encountered, we look forward to working with AspenBio on its proposal to resolve the current difficulties," explains Peter Jeffries of Merial's business development group.

"We appreciate Merial's cooperation and input, and we are committed to continuing this important project," states Roger Hurst, the President of AspenBio.

AspenBio, Inc. is a dynamic biotechnology company dedicated to the creation of unique patentable products. The focus of AspenBio is to develop proprietary products to the point of introduction and to seek what it believes is the best potential partner to rapidly penetrate the market. Further information on Merial Limited can be found at www.merial.com.

This news release includes "forward looking statements" of AspenBio, Inc. ("APNB") as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, adverse changes in market conditions, fluctuations in sales volumes, problems in collecting receivables, and difficulties in refinancing the construction loan on APNB's new facility. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB's recent filings with the SEC.